For more information, please contact:

Don Crosbie
(972) 458-1701 Ext. 112
dcrosbie@claimsnet.com

FOR IMMEDIATE RELEASE:

Claimsnet Completes Acquisition of Acceptius

DALLAS, Texas – February 21, 2008 — Claimsnet.com (OTCBB: CLAI.OB), a leading provider of electronic transaction services to the Healthcare industry, announced today that it has acquired substantially all the assets of Acceptius, Inc. (“Acceptius”), also located in Dallas, Texas. The asset purchase agreement was signed on February 20, 2008. Pursuant to the asset purchase agreement, Claimsnet paid Acceptius the sum of $25,000 in cash and issued 1,700,000 restricted shares of Claimsnet’s common stock, par value $0.01 per share. Claimsnet will pay Acceptius an additional $5,000 within the next six months. Claimsnet anticipates that the transaction will add approximately 35% to their revenue by adding paper conversion and claims repricing to Claimsnet’s transaction processing suite of services for the healthcare industry. Claimsnet also anticipates that the acquisition will extend Claimsnet’s claims processing capabilities allowing a more complete service offering and continuing increase of the company’s client base.

“We believe this is a major step forward for our company and that the synergies from this acquisition will boost the prospects of both the top line sales and the bottom line operating profit of our business. We expect that we will continue to scale that growth, both by organic expansion of our client base and further pursuit of strategic acquisition opportunities,” said Don Crosbie, chief executive officer of Claimsnet.

About Claimsnet.com - Claimsnet is a leading provider of electronic transaction services for the healthcare industry. Headquartered in Dallas, Claimsnet offers services that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet can be found at the Company’s web site at www.claimsnet.com.

Safe Harbor Statement Under the Private Securities Litigation Act 1995 — With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, our inability to realize the expected synergies and benefits of the acquisition, difficulties and costs incurred integrating the business of Claimsnet with that of Acceptius, exposure to unknown liabilities of Acceptius, the consequences and significant costs of our management’s attention having been diverted from our day-to-day business over an extended period of time, our ability to successfully assert our rights and remedies under the Agreement, the expenses that we have incurred relating to the acquisition, maintaining access to external sources of capital, regulatory actions, success of marketing strategies, actions of Claimsnet’s competitors, dependence on business partners and distribution channels, and continued use of the Internet. Further information on Claimsnet’s risk factors is contained in Claimsnet’s quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission.

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